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                     June 20, 2023

       Kemal Kaya
       Chief Executive Officer
       Galata Acquisition Corp.
       2001 S Street NW, Suite 320
       Washington, DC 20009

                                                        Re: Galata Acquisition
Corp.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed June 16, 2023
                                                            File No. 001-40588

       Dear Kemal Kaya:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Michael E. Brandt